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                                                                    EXHIBIT 16.1


August 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 2, 2002, of Integra, Inc. and are in agreement with the statements contained in the first four paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP